AMENDMENT NO. 1 TO THE
                                RIGHTS AGREEMENT


     This Amendment No. 1, dated as of this 24th day of September, 2001 (the "Amendment"), to the Rights Agreement dated as of August 22, 1997 (the "Agreement") between Snap-on Incorporated (the "Company"), a Delaware corporation, and Equiserve Trust Company, N.A., a federally chartered national trust company (as a successor rights agent to First Chicago Trust Company of New
York) (the "Rights Agent," which terms includes any successor Rights Agent under the Agreement), is made and entered into between the Company and the Rights Agent.

                                   WITNESSETH:

     WHEREAS, the Company and the Rights Agent entered into the Agreement for the purposes set forth therein; and

     WHEREAS, pursuant to Section 27 of the Agreement, the Agreement may be amended by the Company and the Rights Agent without the approval of any holders of certificates representing shares of common stock of the Company prior to the Distribution Date.

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.1 General. For all purposes of the Agreement and this Amendment, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the words "herein," "hereof" and "hereunder" and other words of similar import used in this Amendment, refer to the Agreement and this Amendment as a whole and not to any particular Article, Section or subdivision; and

     (b) capitalized terms used but not otherwise defined in this Amendment, shall have the meanings set forth in the Agreement, as amended by this Amendment.


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

                                   ARTICLE II
                           AMENDMENT OF THE AGREEMENT


     Section 2.1 Definition of Acquiring Person. Section 1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

               (a) "Acquiring Person" shall mean (x) any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) any Person who becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company other than during the Special Redemption Period (as defined in Section 23(c) hereof) or at a time when the rights are not redeemable, unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing one percent (1%) or more of the shares of Common Stock then outstanding, or (v) any such Person who has reported or is required to report such ownership (but less than 20%) on Schedule 13G under the Securities and Exchange Act of 1934, as amended and in effect on the date of the Agreement (the "Exchange Act") (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Common Stock) and, within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of 14.9% inadvertently or without knowledge of the terms of the Rights and who, together with all Affiliates and Associates, thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days, then such Person shall become an Acquiring Person immediately after such 10-Business-Day period, or (y) any Person who or which during the Special Redemption Period has entered into any agreement or arrangement with the Company or any Subsidiary of the Company providing for an Acquisition Transaction (as defined in the following sentence). For purposes of this Agreement, the term "Acquisition Transaction" shall mean (x) a merger, consolidation or similar transaction involving the Company or any of its Subsidiaries as a result of which the stockholders of the Company will no longer own a majority of the outstanding shares of Common Stock of the Company or a publicly traded entity which controls the Company or, if appropriate, the entity into which the Company may be merged, consolidated or otherwise combined (based solely on the shares of Common Stock received or retained by such stockholders, in their capacity as stockholders of the Company, pursuant to such transaction), (y) a purchase or other acquisition of all or a substantial portion of the assets of the Company and its Subsidiaries, or (z) a purchase or other acquisition of securities representing 15% or more of the shares of Common Stock then outstanding.

     Section 2.2 Definition of Stock Acquisition Date. Section 1(ee) of the Agreement is hereby amended and restated in its entirety to read as follows:

               (ee) "Stock Acquisition Date" shall mean the earlier of (i) the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed or amended pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such pursuant to clause (x) of the definition of Acquiring Person other than pursuant to a Qualified Offer, and (ii) the date that an Acquiring Person has become such pursuant to clause (y) of the definition of Acquiring Person.

     Section 2.3 Amendment to Section 2 of the Agreement. Section 2 of the Agreement is hereby amended and restated in its entirety to read as follows:

               The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Stock) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-rights agents as it may deem necessary or desirable upon ten days prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.


     Section 2.4 Amendment to Section 3(a) of the Agreement. Section 3(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

               (a) Until the earlier of (i) the Close of Business on the tenth Business Day after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date), or (ii) the Close of Business on the tenth Business Day (or such later date as the Board shall determine, provided, however, that no deferral of a Distribution Date by the Board of Directors pursuant to this clause (ii) may be made at any time during the Special Redemption Period) after the date of commencement of a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, or any successor provision thereto, if upon consummation thereof, such Person would become an Acquiring Person, in either instance other than pursuant to a Qualified Offer (as defined herein)(the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraphs (b) and (c) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights

          Agent will send by first-class, insured, postage-prepaid mail, to each record holder of the Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit B hereto (the "Rights Certificates"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

     Section 2.5 Amendment to Section 11(a)(ii) of the Agreement. Section 11(a)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

               (ii) In the event any Person shall, at any time after the Rights Dividend Declaration Date, become an Acquiring Person, unless the event causing such Person to become an Acquiring Person is a transaction set forth in Section 13(a) hereof, or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person after receiving advice from one or more investment banking firms, to be (A) at a price which is fair to stockholders and not inadequate (taking into account all factors which such members of the Board of Directors deem relevant, including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and
          (B) otherwise in the best interests of the Company and its stockholders, other than the Person or an Affiliate or Associate thereof on whose behalf the offer is made (provided, however, that no such determination shall be made during the Special Redemption Period) (a "Qualified Offer"), then, promptly following the occurrence of such event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-hundred and fiftieths of a share of Preferred Stock, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-hundred and fiftieths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the Current Market Price (determined pursuant to Section 11(d) hereof) per share of Common Stock on the date of such first occurrence (such number of shares, the "Adjustment Shares").

     Section 2.6 Amendment to Section 18(a) of the Agreement. Section 18(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

               (a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and disbursements and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises.

     Section 2.7 Amendment to Section 20(c) of the Agreement. Section 20(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

               (c) The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct.

     Section 2.8 Amendment to Section 21 of the Agreement. Section 21 of the Agreement is hereby amended and restated in its entirety to read as follows:

               The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Company, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and, if such resignation occurs after the Distribution Date, to the registered holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock, by registered or certified mail, and, if such removal occurs after the Distribution Date, to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a legal business entity organized and doing business under the laws of the United States or of the State of Wisconsin or of the States of Illinois or New York or of any other state of the United States so long as such entity is authorized to do business as a banking institution in the State of Wisconsin or the States of Illinois or New York, in good standing, authorized under such laws to exercise corporate trust or stock transfer or shareholder services powers and which has at the time of its appointment as Rights Agent along with its affiliate Equiserve, L.P. has a combined capital and surplus of at least $50,000,000. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and the Preferred Stock, and, if such appointment occurs after the Distribution Date, mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

     Section 2.9 Amendment to Section 23(c) of the Agreement. Section 23(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

               (c) Notwithstanding the provisions of Section 23(a) hereof, if, within 180 days of a public announcement by a third party of an intent or proposal to engage (without the current and continuing concurrence of the Board of Directors) in a transaction involving an acquisition of or a business combination with the Company or otherwise to become an Acquiring Person, there is an election of Directors (whether at one or more stockholder meetings) and/or pursuant to written stockholder consent resulting in a majority of the Board of Directors being comprised of persons who were not nominated by the Board of Directors in office immediately prior to such election, then following the effectiveness of such election for a period of 180 days (the "Special Redemption Period") the Rights, if otherwise then redeemable absent the provisions of this paragraph (c), shall be redeemable upon either of the following conditions being satisfied, but not otherwise:

          (i) by a vote of a majority of the Directors then in office, provided that:

               (A) before such vote, the Board of Directors shall have implemented the Value Enhancement Procedures (as defined below) and

               (B) promptly after such vote, the Company publicly announces such vote and

                    (1) the manner in which the Value Enhancement Procedures were implemented,

                    (2) any material financial, business, personal or other benefit or relationship (an "Interest") which each Director and each affiliate of such Director (identifying each Director and Affiliate separately in relation to each such Interest) has in connection with any suggested, proposed or pending transaction with or involving the Company (a "Transaction"), or with any other party or Affiliate of any other party to a Transaction, where such Transaction would or might, or is intended to, be permitted or facilitated by redemption of the Rights (an "Affected Transaction"), other than treatment as a stockholder on a pro rata basis with other stockholders or pursuant to compensation arrangements as a Director or employee of the Company or a subsidiary which have been previously disclosed by the Company,

                    (3) the individual vote of each Director on the motion to redeem the Rights, and

                    (4) the statement of any Director who voted for or against the motion to redeem the Rights and desires to have a statement included in such announcement, or

          (ii) if clause (i) is not applicable, by a vote of a majority of the Directors then in office, provided that (A) if there is a challenge to the Directors' action approving redemption and/or any related Affected Transaction as a breach of the fiduciary duty of care, loyalty or good faith, the Directors, solely for purposes of determining the effectiveness of such redemption pursuant to this clause (ii), are able to establish the entire fairness of such redemption and, if applicable, such related Affected Transaction; and (B) the Company shall have publicly announced the vote of the Board of Directors approving such redemption and, if applicable, such related Affected Transaction, which announcement shall set forth the information prescribed by clauses (i) (B) (2), (3) and (4) above.

          (iii) "Value Enhancement Procedures" shall mean:

               (A) the selection by the Board of Directors of an independent financial advisor (the "Independent Advisor") from among financial advisors that have national standing, have established expertise in advising on mergers, acquisitions and related matters and have no Interest relating to an Affected Transaction, and have not during the preceding year provided services to, been engaged by or been a financing source for any other party to an Affected Transaction or any Affiliate of any such party or of any Director (other than the Company and its subsidiaries);

               (B) whether or not there is a then-pending Affected Transaction, the receipt by the Board of Directors from its Independent Advisor of (1) such advisor's view (expressed in such form and subject to such qualifications and limitations as the Independent Advisor deems appropriate) regarding whether the redemption of the Rights will serve the best interests of the Company and its stockholders or (2) such advisor's statement that it is unable to express such a view, setting forth the reasons therefor;

               (C)  if there is a then-pending Affected Transaction,

                    (1) the establishment and implementation by the Board of Directors of a process and procedures approved by its Independent Advisor which the Board of Directors and such advisor conclude would be most likely to result in the best value reasonably available to stockholders (regardless of whether such Affected Transaction involves a "sale of control" or "break-up" of the Company for Delaware law purposes),

                    (2) the Board of Directors (x) receiving the opinion of its Independent Advisor, in customary form and content for transactions of the type involved, that the Affected Transaction is fair to the Company's stockholders from a financial point of view and (y) determining, and the Independent Advisor confirming, that it has no reason to believe that a superior transaction is reasonably available for the benefit of the Company's stockholders, and

                    (3) the execution of a definitive transaction agreement and other definitive documentation necessary to effect the Affected Transaction.

     Section 2.10 Addition of Section 23(d) to the Agreement. A new Section 23(d) is hereby added to the Agreement to immediately follow new Section 23(c), which new Section 23(d) shall read as follows:

               (d) Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 and other than in connection with the purchase or repurchase by any of them of Common Stock prior to the Distribution Date.

     Section 2.11 Amendment to Section 27 of the Agreement. Section 27 of the Agreement is hereby amended and restated in its entirety to read as follows:

               (a) Prior to the Distribution Date, and subject to the provisions of Section 27(b) hereof, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement (including, without limitation, any extension of the period in which the Rights may be redeemed, any increase in the Purchase Price and any extension of the Final Expiration Date) without the approval of any holders of certificates representing shares of Common Stock. From and after the Distribution Date, and subject to the provisions of Section 27(b) hereof, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order
          (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Prior to this Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.

               (b) Notwithstanding anything herein to the contrary, this Agreement may not be supplemented or amended during the Special Redemption Period or at a time when the Rights are not then redeemable, except as contemplated by clause (i) or (ii) of Section 27(a) hereof.

     Section 2.12 Amendment to Exhibit B to the Agreement. Exhibit B (Form of Rights Certificate) to the Agreement is hereby amended and restated in its entirety to the effect set forth in Attachment 1 to this Amendment.

     Section 2.13 Amendment to Exhibit C to the Agreement. Exhibit C (Summary of Rights To Purchase Preferred Stock) to the Agreement is hereby amended and restated in its entirety to the effect set forth in Attachment 2 to this Amendment.

                                   ARTICLE III
                                  MISCELLANEOUS

     Section 3.1 Effect of Amendment. Upon the execution and delivery of this Amendment by the company and the Rights Agent, the Agreement shall be amended in accordance herewith, and this Amendment shall form a part of the Agreement for all purposes and the Agreement and this Amendment henceforth shall be read and construed together.

     Section 3.2 Agreement Remains in Full Force and Effect. Except as amended hereby, all provisions of the Agreement shall remain and continue in full force and effect and hereby are confirmed and preserved in all respects.

     Section 3.3 Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provision shall not in any way be affected or impaired thereby.

     Section 3.4 Headings. The Article and Section headings of this Amendment have been inserted for convenience of reference only, are not to be considered part of this Amendment and shall in no way modify or restrict any of the terms or provisions hereof.

     Section 3.5 Benefits of the Amendment. Nothing in this Amendment, express or implied, shall give to any Person, other than the parties hereto, their successors and permitted assigns hereunder and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock), any benefit of any legal or equitable right, remedy or claim under the Agreement or this Amendment.

     Section 3.6 Entire Agreement. This Amendment, as it amends the Agreement, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and it supersedes all prior negotiations, commitments, representations and undertakings of the parties with respect to the subject matter hereof.

     Section 3.7 Successors. This Amendment shall be binding upon and inure to the benefit of the Company, the Rights Agent and their respective successors and permitted assigns.

     Section 3.8 Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to performed entirely within such State.

     Section 3.9 Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereto affixed and attested, all on the day and year first written above written.


         Attest:                             Snap-on Incorporated


         By  /s/ Susan F. Marrinan           By /s/ Dale F. Elliott
             ---------------------              ----------------------------
             Name:  Susan F. Marrinan           Name:   Dale F. Elliott
             Title: Vice President,             Title:  President and Chief
                    Secretary and                       Executive Officer
                    General Counsel


         Attest:                             Equiserve Trust Company, N.A.


         By  /s/ Collin Ekeogu               By /s/ Anthony Milo
             ---------------------              ----------------------------
             Name:  Collin Ekeogu               Name:   Anthony Milo
             Title: Director                    Title:  Managing Director

                                Attachment No. 1
                         (Exhibit B to Rights Agreement)


                          [Form of Rights Certificate]


Certificate No. R-                                                   __________
     Rights


NOT EXERCISABLE AFTER November 3, 2007 UNLESS EXTENDED PRIOR THERETO BY THE BOARD OF DIRECTORS OR EARLIER IF REDEEMED BY THE COMPANY. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $.01 PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES, RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON (AS SUCH TERM IS DEFINED IN THE RIGHTS AGREEMENT) AND ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY BECOME NULL AND VOID.


                               Rights Certificate

                              SNAP-ON INCORPORATED

     This certifies that                            , or registered assigns, is
the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of August 3, 1997, as amended (the "Rights Agreement"), between Snap-on Incorporated, a Delaware corporation (the "Company"), and Equiserve Trust Company, N.A. (as a successor rights agent to First Chicago Trust Company of New York) (the "Rights Agent"), to purchase from the Company at any time prior to 5:00 P.M. (Chicago, Illinois time) on November 3, 2007 (unless such date is extended prior thereto by the Board of Directors) at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one-hundred and fiftieth of a fully paid, non-assessable share of Series A Junior Preferred Stock (the "Preferred Stock") of the Company, at a purchase price of $190.00 per one one-hundred and fiftieth of a share (the "Purchase Price"), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed.

     The number of Rights evidenced by this Rights Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of August 22, 1997, based on the Preferred Stock as constituted at such date.

     Upon the occurrence of a Section 11(a)(ii) Event (as such term is defined in the Rights Agreement), if the Rights evidenced by this Rights Certificate are beneficially owned by (i) an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement),
(ii) a transferee of any such Acquiring Person, Associate or Affiliate, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of a person who, after such transfer, became an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Section 11(a)(ii) Event.

     As provided in the Rights Agreement, the Purchase Price and the number and kind of shares of Preferred Stock or other securities, which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events, including Triggering Events.

     This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file at the above-mentioned office of the Rights Agent and are also available upon written request to the Rights Agent.

     This Rights Certificate, with or without other Rights Certificates, upon surrender at the principal office or offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of one one-hundred and fiftieths of a share of Preferred Stock as the Rights evidenced by the Rights Certificate or Rights Certificates surrendered shall have entitled such holder to purchase. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

     Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Company at its option at a redemption price of $.01 per Right at any time prior to the earlier of the Close of Business on (i) the tenth Business Day following the Stock Acquisition Date (as such time period may be extended pursuant to the Rights Agreement), and (ii) the Final Expiration Date. The foregoing notwithstanding, the Rights generally may not be redeemed during the 180 day period following an election of Directors resulting in a majority of the Board of Directors being comprised of persons who were not nominated by the Board of Directors in office immediately prior to such election, which election occurs within 180 days of a public announcement by a third party of an intent or proposal to engage in a non-Board approved transaction involving an acquisition of or a business combination with the Company, unless the Directors have followed certain prescribed procedures or can otherwise establish their actions satisfy certain fairness standards (as more fully defined in the Rights Agreement). In addition, under certain circumstances following the Stock Acquisition Date, the Rights may be exchanged, in whole or in part, for shares of the Common Stock, or shares of Preferred Stock of the Company at an exchange ratio of one share of Common Stock per Right. Immediately upon the action of the Board of Directors of the Company authorizing any such exchange, and without any further action or any notice, the Rights (other than Rights which are not subject to such exchange) will terminate and the Rights will only enable holders to receive the shares issuable upon such exchange. Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person together with all Affiliates and Associates, becomes the Beneficial Owner of 50 or more of the Common Stock then outstanding.

     No fractional shares of Preferred Stock will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-hundred and fiftieth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

     No holder of this Rights Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of shares of Preferred Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give consent to or withhold consent from any corporate action, or, to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

     This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

     WITNESS the facsimile signature of the proper officers of the Company and its corporate seal. Dated as of __________ _____, _______.


ATTEST:                                      SNAP-ON INCORPORATED


                                             By
--------------------------------               --------------------------------
       Secretary                               Title:


Countersigned:

EQUISERVE TRUST COMPANY, N.A.



By ___________________________
     Authorized Signature

                                Attachment No. 2
                         (Exhibit C to Rights Agreement)


                          SUMMARY OF RIGHTS TO PURCHASE
                                PREFERRED STOCK

     On August 22, 1997, the Board of Directors of Snap-on Incorporated (the "Company") declared a dividend distribution of one Right for each outstanding share of Company Common Stock to stockholders of record at the close of business on November 3, 1997 (the "Record Date"). The Rights Agreement (hereinafter defined) also contemplates the issuance of one Right for each share of Common Stock which is issued between the Record Date and the Distribution Date. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundred and fiftieth of a share (a "Unit") of Series A Junior Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock") at a Purchase Price of $190.00 per Unit, subject to anti-dilutive adjustments. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Equiserve Trust Company, N.A. (a successor rights agent to First Chicago Trust Company of New
York), as Rights Agent.

     Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will be represented by the Common Stock certificates and will not be exercisable or transferable apart from the Common Stock until the earlier to occur of (i) 10 business days following the Stock Acquisition Date or (ii) 10 business days (or such later date as the Board shall determine, provided that such deferral may not be made during the Special Redemption Period) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person, in either instance other than pursuant to a Qualified Offer (as hereinafter defined) (the earlier of such dates being called the "Distribution Date"). The Stock Acquisition Date is generally defined as the earlier of (i) the public announcement that a person has become an Acquiring Person by acquiring beneficial ownership of 15% or more of the outstanding shares of Common Stock, other than as a result of repurchases of stock by the Company or certain inadvertent actions by institutional or certain other stockholders or (ii) the date such person becomes an Acquiring Person by entering into any agreement or arrangement with the Company providing for an Acquisition Transaction during the Special Redemption Period. The Special Redemption Period is generally defined as the 180 day period following an election of Directors resulting in a majority of the Board of Directors being comprised of persons who were not nominated by the Board of Directors in office immediately prior to such election, which election occurs within 180 days of a public announcement by a third party of an intent or proposal to engage in a non-Board approved transaction involving an acquisition of or a business combination with the Company. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

     The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (Chicago, Illinois time) on November 3, 2007, unless such date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

     In the event that a Person becomes an Acquiring Person, except pursuant to an offer for all outstanding shares of Common Stock determined by at least a majority of the independent directors to be at a price which is fair and not inadequate and to otherwise be in the best interests of the Company and its stockholders, after receiving advice from one or more investment banking firms (provided such determination may not be made during the Special Redemption Period) (a "Qualified Offer"), then each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

     For example, at an exercise price of $[A] per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $[2A] worth of Common Stock (or other consideration, as noted above) for $[A]. Assuming that the Common Stock had a per share value of $[current market] at such time, the holder of each valid Right would be entitled to purchase _ shares of Common Stock for $[A].

     In the event that, at any time following the Stock Acquisition Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation (other than with an entity which acquired the shares pursuant to a Qualified Offer), (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and the Common Stock of the Company is changed or exchanged, or (iii) 50% or more of the Company's assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

     At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundred and fiftieth of a share of Preferred Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     At any time prior to the earlier of (i) the Close of Business on the tenth business day following the Stock Acquisition Date, (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the Close of Business on the tenth Business Day following the Record Date), or (ii) Final Expiration Date, the Board of

Directors may, at its option, redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price. The foregoing notwithstanding, during the Special Redemption Period, the Rights shall not be redeemable unless the Directors follow certain proscribed procedures or can otherwise establish that their actions satisfy certain fairness standards (as more fully described in the Rights Agreement).

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

     Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date and subject to the next sentence, the provisions of the Rights Agreement may be amended by the Board in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision contained therein,
(iii) to make changes that the company deems necessary or desirable and which do not adversely affect the interests of holders of Rights (other than an Acquiring Person or an Affiliate or Associate thereof), or (iv) to shorten or lengthen any time period under the Rights Agreement. The foregoing notwithstanding, no amendment may be made at such time as the Rights are not redeemable or during the Special Redemption Period, except as described in clauses (i) or (ii) of the preceding sentence.

     A copy of the Rights Agreement was filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A on October 15, 1997 and to a Current Report on Form 8-K dated September 8, 1997. Amendment No. 1 to the Rights Agreement was filed with the Securities and Exchange Commission as an Exhibit to the amended Registration Statement on Form 8-A on ______________, __, 2001. A copy of the Rights Agreement is available free of charge from the Rights Agent. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.



                                       32